Exhibit (n)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Registration Statement of our report dated September 11, 2009, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Registration Statement.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

February 26, 2010